Exhibit 99.5

                       Annual Administrator's Certificate


Standard & Poor's Ratings Services
55 Water Street
New York, New York  10041
Attention:  Asset-Backed Surveillance Group

Fitch Ratings
One State Street Plaza
New York, New York 10004
Attention:  Structured Finance

Moody's Investors Service Inc.
99 Church Street
New York, New York  10007
Attention:  Structured Finance

Deutsche Bank Trust Company Americas
Attn:  Peter Becker
280 Park Avenue
New York, New York  10017

SLC Student Loan Trust - I
c/o Wilmington Trust Company
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890-0001
Attention:  Corporate Trust Administration

As an officer of The Student Loan Corporation, the Administrator of SLC Student Loan Trust-I (the "Administrator") pursuant to a certain Administration Agreement dated as of March 27, 2002 between the SLC Student Loan Trust-I and The Student Loan Corporation (the "Administration Agreement"), I hereby certify that:

(a) a review of the activities of the Administrator during the preceding calendar year and of its performance under the Administration Agreement has been made under my supervision, and

(b) to the best of my knowledge, based on such a review, the Administrator has fulfilled all of its obligations under the Administration Agreement throughout the period ended December 31, 2002, and there have been no known defaults in the fulfillment of such obligations.


/s/ Michael J. Reardon                                March 26, 2004
---------------------------------                     -----------------
Michael J. Reardon                                    Date
Acting Chief Financial Officer
The Student Loan Corporation, as Administrator